Exhibit 10.2

MIVA, INC.

BRIDGE BANK, NATIONAL ASSOCIATION

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is entered into as of November 7, 2008, by and between Bridge Bank, NATIONAL ASSOCIATION (“Bank”) and MIVA, INC. (“Borrower”).

Recitals

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower.  This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

Agreement

The parties agree as follows:

1.            Definitions and Construction.

 1.1         Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

"Adjustments" means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any account debtor with respect to any Account.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“AEBITDA” means earnings before interest, taxes, depreciation and amortization, one-time restructuring costs and non-cash compensation and expenses, with restructuring costs not to exceed $3,000,000 annually and expenses incurred in connection with litigation matters as disclosed in accordance with Section 5.8 not to exceed $3,000,000 annually.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Asset Coverage Ratio” means (a) all unrestricted cash and cash equivalents in which Bank has a perfected security interest plus (b) Eligible Accounts, divided by (x) all Obligations owed to Bank plus (y) employee-related accruals plus (z) accounts payable over 90 days from invoice date (excluding those accounts payable that are materially aged resulting from the inability to make such payment because the account debtor has ceased operations).

“Bank Expenses” means all:  reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including:  ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to (a) eighty percent (80%) of Eligible Accounts plus (b) UK Eligible Accounts as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

"Collections" means all payments from or on behalf of an account debtor with respect to Accounts.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means each Advance, Letter of Credit, use of Cash Management Services or Foreign Exchange Facility or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Domestic Subsidiaries” means the following wholly owned subsidiaries of Borrower: MIVA Direct, Inc. and B&B Advertising, Inc. (fka B&B Enterprises, Inc.).

“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s reasonable judgment and upon discussion with Borrower prior to the effectiveness of such revisions, in accordance with the provisions hereof.  Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

 (a)           Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;

 (b)           Accounts with respect to an account debtor, thirty-five percent (35%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

 (c)           Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

 (d)           Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, pre-billed, or other terms by reason of which the payment by the account debtor may be conditional;

 (e)           Accounts with respect to which the account debtor is an Affiliate of Borrower;

 (f)            Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts and Eligible UK Accounts;

 (g)           Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

 (h)           Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower or for deposits or other property of the account debtor held by Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

 (i)            Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed thirty percent (30%) of all Accounts (“Concentration Limit”), to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank; provided, however, the Concentration Limit with respect to Accounts in which the account debtor is Google, Inc. shall be forty-five percent (45%) ;

 (j)            Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

 (k)           Progress and retention billings; and

 (l)            Accounts the collection of which Bank reasonably determines to be doubtful.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States or United Kingdom, and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, or (ii) that Bank reasonably approves on a case-by-case basis.

“Eligible UK Accounts” means the lesser of $3,500,000 or sixty five percent (65%) of UK Accounts; provided, that Bank has perfected its first priority security interest in the assets of MIVA UK, and provided further that the standards of eligibility may be fixed and revised from time to time by Bank in Bank’s reasonable judgment and upon notification thereof to Borrower in accordance with the provisions hereof.  Unless otherwise agreed to by Bank, Eligible UK Accounts shall not include the following:

 (a)           UK Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;

 (b)           UK Accounts with respect to an account debtor, thirty-five percent (35%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

 (c)           UK Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

 (d)           UK Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, pre-billed or other terms by reason of which the payment by the account debtor may be conditional;

 (e)           UK Accounts with respect to which the account debtor is an Affiliate of Borrower or MIVA UK;

 (f)           UK Accounts with respect to which the account debtor has its principal place of business in the United States;

 (g)           UK Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower or for deposits or other property of the account debtor held by Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

 (h)           UK Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed thirty percent (30%) of all UK Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

 (i)            UK Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

 (j)            Progress and retention billings; and

 (k)          UK Accounts the collection of which Bank reasonably determines to be doubtful.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Guarantor” means MIVA UK.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all inventory in which Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank’s security interests in the Collateral.

“Minimum Cash Ratio” means a ratio of (a) all Cash maintained at Bank plus (b) 50% of Cash held in an account in the United Kingdom under the name of MIVA UK in which Bank has a perfected first priority security interest (in any event not to exceed the lesser of 50% of such account’s balance or $600,000) to all Obligations owed to Bank.

“MIVA UK” means MIVA (UK) Limited., a company incorporated under the laws of England and Wales.

“Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)         Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)         Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)         Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed $500,000 in the aggregate at any given time;

(d)         Subordinated Debt;

(e)         Indebtedness to trade creditors, trade payables, accruals and accounts payable incurred in the ordinary course of business, and contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(f)          Guaranties of any Indebtedness permitted hereunder;

(g)         Indebtedness in respect of intercompany loans between Borrower and any Subsidiary of Borrower which Bank has a perfected first priority security interest in such Subsidiary’s assets;

(h)         Indebtedness of any Subsidiary to Borrower or another Subsidiary and Indebtedness of Borrower to any Subsidiary not to exceed $500,000 in aggregate principal amount at any time (including any amounts considered as investment into such entities under in clause (i) of Permitted Investment);

(i)          Obligations to pay rentals; and

(j)          Obligations of Borrower under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements designed to protect Borrower against fluctuations in interest rates, currency exchange rates or commodity prices.

“Permitted Investment” means:

(a)         Investments existing on the Closing Date disclosed in the Schedule;

(b)         Property to be used in the ordinary course of business;

(c)         Assets arising from the sale of goods and services in the ordinary course of business of Borrower or any of its Subsidiaries;

(d)         Investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America; provided that such obligations mature within one year from the date of acquisition thereof;

(e)         Investments in certificates of deposit maturing within one year from the date of acquisition and fully insured by the Federal Deposit Insurance Corporation;

(f)          Investments in commercial paper maturing not more than 270 days from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service;

(g)         Investments in money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities;

(h)         Investments by Borrower in any Subsidiary of Borrower in which Bank has a perfected first priority security interest; and

(i)          Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed $500,000 in the aggregate at any time (including amounts considered as indebtedness of entities under clause (h) of Permitted Indebtedness).

“Permitted Liens” means the following:

(a)            Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b)            Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;

(c)            Liens (i) upon or in any equipment which was not financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d)            Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase

(e)            Liens arising in the ordinary course of the business of Borrower or any of its Subsidiaries by operation of law or regulation (including without limitation, Liens of mechanics and materialmen), if payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of the business of Borrower or any of its Subsidiaries;

(f)             Liens securing hedging obligations issued on terms permitted by this Agreement;

(g)            Liens incurred or deposits made in the ordinary course of business in connection with (1) worker’s compensation, social security, unemployment insurance and other like laws or (2) sales contracts, leases, statutory obligations, work in progress advances and other similar obligations not incurred in connection with the borrowing of money or the payment of the deferred purchase price of property;

(h)            Reservations, covenants, zoning and other land use regulations, title exceptions or encumbrances granted in the ordinary course of business, affecting real property owned or leased by Borrower or one of its Subsidiaries; provided that such exceptions do not in the aggregate materially interfere with the use of such property in the ordinary course of Borrower’s or such Subsidiary’s business;

(i)             Liens arising from judgments that do not give rise to an Event of Default, including under Section 8.7; and

(j)             Liens securing Subordinated Debt.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

"Prime Rate" means the greater of 5.00% or the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Lender as its Prime Rate.  Lender may price loans to its customers at, above or below the Prime Rate.   Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Prime Rate.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the General Counsel, Senior Vice President of Finance, and the Controller of Borrower.

“Revolving Facility” means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2.1(a) hereof.

“Revolving Line” means a credit extension of up to Ten Million Dollars ($10,000,000).

“Revolving Maturity Date” means the second anniversary of the Closing Date.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Shares” means securities representing 65% of the aggregate voting power of the issued and outstanding Capital Stock and ownership interests of MIVA UK.  Notwithstanding the foregoing, the term “Shares” shall not include securities representing at any time more than 65% of the aggregate voting power of the Capital Stock of a “controlled foreign corporation,” as defined in Section 957 of the Code.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank in a manner reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

 “Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“UK Accounts” means those means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to MIVA UK arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by MIVA UK, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by MIVA UK and MIVA UK’s Books relating to any of the foregoing, that (a) arise in the ordinary course of MIVA UK’s business, (b) are bona fide existing obligations, (c) the property and services giving rise to such Accounts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor, and (d) neither Borrower nor MIVA UK has received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible UK Account.

 1.2         Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP.  When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2.            Loan and Terms Of Payment.

 2.1         Credit Extensions.

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder.  Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

 (a)          Revolving Advances.

 (i)           Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base, less any outstanding Letter of Credit Outstandings, Cash Management Outstandings, and Foreign Exchange Outstandings (all as defined below). Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable.  Borrower may prepay any Advances without penalty or premium, including in case of overadvances pursuant to Section 2.2.

 (ii)         Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made.  Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto.  Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid.  Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance.  Bank will credit the amount of Advances made under this Section 2.1(a) to Borrower’s deposit account.

 (b)           Letter of Credit Sublimit.  Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date, Bank agrees to issue letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, the “Letters of Credit”) in an aggregate outstanding face amount (the “Letter of Credit Outstandings”) not to exceed the lesser of the Revolving Line or the Borrowing Base minus, in each case, the aggregate amount of the outstanding Advances, Cash Management Outstandings and the Foreign Exchange Outstandings at any time, provided that the Letter of Credit Advances Outstandings shall not exceed $750,000.  All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard application and letter of credit agreement (the “Application”), which Borrower hereby agrees to execute, including payment of Bank’s standard fees based on the face amount of each Letter of Credit.  On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(a).  Prior to the Revolving Maturity Date, Borrower shall secure in cash all obligations under any outstanding Letters of Credit on terms acceptable to Bank.  The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever.  Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.

 (c)           Cash Management Services.  Subject to the terms and conditions of this Agreement, Bank agrees to make available to Borrower up to $750,000 for Bank’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”).  All amounts Bank pays for any Cash Management Services will be treated as Advances under Section 2.1(a) and the outstanding amount thereof at any time (collectively, the “Cash Management Outstandings”) shall reduce, on a dollar-for-dollar basis, the amount available for other Advances.  The Cash Management Services shall be subject to additional terms set forth in applicable cash management services agreements.

(d)            Foreign Exchange Facility.  Subject to the terms and conditions of this Agreement, Borrower may, at its option from time to time, enter into foreign exchange forward contracts (collectively, the “Foreign Exchange Facility”) with Bank, under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one Business Day after the contract date (each such contract a “FX Forward Contract”).  Bank will subtract 10%, or such greater amount as determined by Bank, of each outstanding FX Forward Contract from a  foreign exchange sublimit of $750,000 (the “FX Reserve”). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve.  Ten percent (10%) of the amount of each outstanding FX Forward Contract shall be treated as Advances under Section 2.1(a) and shall reduce, so long as outstanding, on a dollar-for-dollar basis, the amount available for other Advances.  Bank may terminate the FX Forward Contracts if an Event of Default occurs.  Each FX Forward Contract shall be subject to additional terms set forth in the applicable FX Forward Contract or other agreements executed in connection with the Foreign Exchange Facility.

 (e)           Total Availability of Letter of Credit Sublimit, Cash Management Services, and Foreign Exchange Facility. The aggregate amount of (i) Letter of Credit Outstandings, (ii) Cash Management Outstandings, and (iii) ten (10) times the amount of Foreign Exchange Outstandings, shall not exceed the lesser of $750,000 or the Borrowing Base.

 2.2         Overadvances.  If the aggregate amount of the outstanding Advances plus the aggregate face amount of all outstanding Letters of Credit, outstanding amounts under the Cash Management Services, and outstsanding amounts under the Foreign Exchange Facility exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

 2.3         Interest Rates, Payments, and Calculations.

 (a)           Interest Rates.

  (i)              Advances.  Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to one and one half of one percent (1.50%) above the Prime Rate, provided however, in no event shall the rate be less than 6.5%.

 (b)           Late Fee; Default Rate.  If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law.  No late fee shall be charged on any payments not timely made to Bank solely due to Bank’s clerical or administrative error.  All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

 (c)           Payments.  Interest hereunder shall be due and payable on the tenth calendar day of each month during the term hereof.  Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.  All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.  Payments will initially be made via auto debit from the Borrower’s account at Bank.

 (d)           Computation.  In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.  All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4          Lockbox.  Borrower shall enter into a remittance processing services agreement (the “Lockbox Agreement”) acceptable to Bank.  Borrower shall instruct account debtors on all invoices dated or sent 30 days or more after the Closing Date to make payments only to the lockbox address.  Bank or the lockbox administrator is authorized to collect all envelopes delivered to the lockbox, and endorse and deposit all checks into a cash collateral account managed by Borrower.  At any time that the Minimum Cash Ratio falls below 0.50 to 1.00, (a) such cash collateral account shall be managed and controlled solely by Bank and Borrower will not have access to that account; (b) Bank shall have the exclusive right to receive all Collections on the Accounts and no Adjustments will be made without the Bank's consent; (c) Bank shall have, with respect to any goods related to the Accounts, all the rights and remedies of an unpaid seller under the California Uniform Commercial Code and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit; (d) if Borrower receives any payment from any Person, Borrower will hold that payment in trust for Bank and immediately deliver it in the form received to Bank; and (e) Bank may request that account debtors pay (by wire transfer or otherwise) Collections to Bank directly.

2.5           Crediting Payments.  Subject to the foregoing Section 2.4, prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies.  After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.  Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

 2.6          Fees.  Borrower shall pay to Bank the following:

  (a)           Commitment Fee.  On the Closing Date and annually thereafter, a Facility Fee equal to $50,000, which shall be nonrefundable;

  (b)           Warrant Fee. A fee in lieu of warrant issuance as set forth in Section 3.1(g) below; and

  (c)           Bank Expenses.  On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses; provided, however, that such Bank Expenses shall not exceed Thirty-Five Thousand and 00/100 Dollars and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they are incurred by Bank.

 2.7          Term.  This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement.  Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.  Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

 3.            Conditions of Loans.

 3.1          Conditions Precedent to Initial Credit Extension.  The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

  (a)           this Agreement;

  (b)          a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

  (c)           UCC National Form Financing Statement;

  (d)          an intellectual property security agreement;

  (e)           a lockbox agreement;

  (f)           side letter regarding the judgment set forth in the Memorandum Opinion issued by the Court of Chancery of the State of Delaware decided on October 22, 2008, as previously provided to Bank;

  (g)          a fee of $150,000 paid to Bank in lieu of the issuance of a warrant to purchase stock;

  (h)           agreement to provide insurance or certificate(s) of insurance naming Bank as loss payee and additional insured;

 (i)           executed stock powers and share certificates representing Borrower’s interest in Guarantor;

 (j)            UCC-3 Financing Statement with respect to Fifth Third Bank;

 (k)           Guaranty, Debenture and Charge Over Shares executed by Guarantor, perfecting Bank’s security interest in Guarantor’s assets;

 (l)            payment of the fees and Bank Expenses then due specified in Section 2.6 hereof;

 (m)          current financial statements of Borrower;

 (n)           an audit of the Collateral and UK Accounts, the results of which have been provided and are satisfactory to Bank; and

 (o)           such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

 3.2         Conditions Precedent to all Credit Extensions.  The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

 (a)           timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

 (b)           the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension.  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

 4.            Creation of Security Interest.

 4.1         Grant of Security Interest.  Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents.  Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

 4.2         Delivery of Additional Documentation Required.  Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank and Borrower, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.  Borrower from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.

4.3          Pledge of Shares.  Borrower pledges, assigns and grants to Bank a security interest in all the Shares held or owned of record by Borrower, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations.  On the Closing Date, the certificate or certificates for the Shares will be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by Borrower.  To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer Bank to reflect the pledge of the Shares.  Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to receive and exercise any benefits accruing to the owner of the Shares, including receive any proceeds from the Shares, exercise any voting rights with respect to the relevant Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms.  All such rights to vote and give consents, waivers and ratifications shall be suspended upon the occurrence and continuance of an Event of Default.

 4.4         Right to Inspect.  Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

 5.           Representations and Warranties.

Borrower represents and warrants as follows:

 5.1         Due Organization and Qualification.  Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified or in which the failure of Borrower or any of its Subsidiaries to be so qualified could reasonably be expected to have a material adverse effect.

 5.2         Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound.  Borrower is not in default under any material agreement to which it is a party or by which it is bound.

 5.3         No Prior Encumbrances.  Borrower has good and marketable title to its property (excluding Equipment subject to Liens permitted under subsection (c) of the definition of Permitted Liens), free and clear of Liens, except for Permitted Liens.

 5.4         Bona Fide Eligible Accounts.  The Eligible Accounts are bona fide existing obligations.  The property and services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor.  Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

 5.5         Merchantable Inventory.  All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

 5.6         Intellectual Property Collateral.  Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business.  To the best of Borrower’s knowledge, each of the Patents is valid and enforceable.  No part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party.  Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.  Except as set forth in the Schedule, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement.

5.7         Name; Location of Chief Executive Office.  Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof.  The chief executive office of Borrower is located at the address indicated in Section 10 hereof.  All Borrower’s Inventory and Equipment is located only at the locations set forth in the Schedule.

 5.8          Litigation.  Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Bank’s security interest in the Collateral.

 5.9          No Material Adverse Change in Financial Statements.  All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended.  There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

 5.10        Solvency, Payment of Debts.  Borrower is solvent and able to pay its debts (including trade debts) as they mature.

 5.11        Regulatory Compliance.  Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could result in Borrower’s incurring any material liability.  Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Borrower has complied with all the provisions of the Federal Fair Labor Standards Act.  Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

 5.12        Environmental Condition.  Except as disclosed in the Schedule, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

 5.13        Taxes.  Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein, except where such failure to file or pay could not have a material adverse effect on the Company.

 5.14        Subsidiaries.  Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

 5.15        Government Consents.  Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted.

5.16         Accounts.  Except as set forth on the Schedule, none of Borrower’s nor any domestic Subsidiary’s property is maintained or invested with a Person other than Bank.

 5.17        Shares.  Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement.  There are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares.  The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable.  The Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

 5.18        Full Disclosure.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6.            Affirmative Covenants.

Borrower shall do all of the following:

 6.1          Good Standing.  Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law.  Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

 6.2          Government Compliance.  Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

 6.3          Financial Statements, Reports, Certificates.  Borrower shall deliver the following to Bank:  (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet, income, and cash flow statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event within one hundred and twenty (120) days after the end of Borrower’s fiscal year, consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000) or more; (e) within fifteen (15) days prior to Borrower’s fiscal year end, an annual operating budget for the upcoming fiscal year approved by Borrower’s board of directors, and in a form acceptable to Bank, and (f) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

(g)           Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C-1 and Exhibit C-2 hereto, together with aged listings of accounts receivable and accounts payable; provided however, that at all times when the Minimum Cash Ratio falls below 0.50 to 1.00, Borrower shall deliver the Borrowing Base Certificate and aged listings of accounts receivable and accounts payable twice per month, no later than five days following the 1st and the 15th of each month.

(h)           Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.

(i)           Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted at least every twelve (12) months (and no more than once per year) unless an Event of Default has occurred and is continuing. Notwithstanding the foregoing, at all times that the Minimum Cash Ratio falls below 0.50 to 1.00, Bank shall have a right to (i) audit and appraise Borrower’s Collateral at Borrower’s expense twice per year and (ii) independently verify Borrower’s Accounts as Bank deems reasonably necessary, including the review of any and all records pertaining to the Accounts, contacting account debtors and other persons obligated or knowledgeable in respect of Accounts to confirm the receivable amount of such Accounts, to determine whether Accounts constitute Eligible Accounts, and for any other purpose in connection with this Agreement.

 6.4          Inventory; Returns.  Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made.  Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement.  Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Two Hundred Fifty Thousand Dollars ($250,000).

 6.5          Taxes.  Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

 6.6          Insurance.

  (a)           Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof.  Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

  (b)           All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank.  All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason.  Upon Bank’s request, Borrower shall deliver to Bank certificates evidencing such policies of insurance and evidence of the payments of all premiums therefor.  All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

 6.7          Accounts.  Within 60 days of the Closing Date, Borrower shall transfer and maintain, and shall cause each of its domestic Subsidiaries to transfer and maintain, all of its primary depository and investment accounts with Bank.  Any deposit, operating or short-term investment accounts not held at Bank or Bank’s affiliates shall be subject to an account control agreement or other appropriate instrument satisfactory to Bank to perfect Bank’s Lien in such account in accordance with the terms hereunder.

 6.8          Asset Coverage Ratio.  Borrower shall maintain at all times an Asset Coverage Ratio of at least 1.50 to 1.00, to be measured on a monthly basis.

 6.9          AEBITDA.  Borrower shall maintain a maximum AEBITDA loss of ($500,000) for the quarter ending March 31, 2009, and for each quarter thereafter, a minimum AEBITDA of $1,000,000.

 6.10       Intellectual Property Rights.

 (a)           Borrower shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.  Borrower shall (i) give Bank not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower, and upon the request of Bank, shall file such documents simultaneously with the filing of any such applications or registrations.  Upon filing any such applications or registrations with the United States Copyright Office, Borrower shall promptly provide Bank with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

 (b)           Bank may audit Borrower's Intellectual Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing.  Bank shall have the right, but not the obligation, to take, at Borrower's sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after 15 days' notice to Borrower.  Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

 6.11        Domestic Subsidiary Guarantees. Within thirty (30) days of the Closing Date, Borrower shall cause its Domestic Subsidiaries to enter into secured guarantees for the benefit of Bank, in form and substance previously provided to Borrower and acceptable to Bank.

 6.12        Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.            Negative Covenants.

Borrower will not do any of the following:

 7.1          Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than:  (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers between Borrower and its Subsidiaries, provided that Bank maintains a perfected security interest in such Subsidiary’s assets; (iii) Transfers of web properties or domain names in the ordinary course of business not in excess of Five Million Dollars ($5,000,000), provided that Bank maintains its perfected security interest in the proceeds of such Transfers; (iv) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (v) Transfers of worn-out or obsolete Equipment which was not financed by Bank.

 7.2          Change in Business; Change in Control or Executive Office.  Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3           Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except mergers of any Subsidiary of Borrower into another wholly-owned Subsidiary of Borrower.

 7.4          Indebtedness.  Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

 7.5          Encumbrances.  Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property, including intellectual property, or permit any Subsidiary to do so.

 7.6          Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that (i) Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements, (ii) Borrower may repurchase the stock of employees or directors upon vesting of restricted stock, restricted stock units or other stock-based awards or upon exercise of stock options granted under equity compensation plans maintained by the Borrower in the ordinary course of business, as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.

 7.7          Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

 7.8          Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.  Anything to the contrary in the foregoing notwithstanding, Borrower and Bank acknowledge that Borrower has entered into and will continue to enter into certain transactions with Steakmedia and Racepoint Group, entities in which certain members of Borrower’s Board of Directors act as owners or executives; such transactions are in the ordinary course of Borrower’s business, and are upon fair and reasonable terms no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

 7.9          Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent, not to be unreasonably withheld or delayed.

 7.10        Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement.

7.11         Compliance.  Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.  Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

 8.            Events of Default.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

 8.1          Payment Default.  If Borrower fails to pay, when due, any of the Obligations; provided however, Borrower’s failure to pay due solely to Bank’s clerical or administrative error in executing the auto-debit from Borrower’s account in a timely manner shall not be considered an Event of Default under this Section 8.1;

 8.2          Covenant Default.

  (a)           If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

  (b)           If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within twenty days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten day period or cannot after diligent attempts by Borrower be cured within such ten day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 40 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

 8.3          Material Adverse Effect.  If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

 8.4          Attachment.  If any portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

 8.5          Insolvency.  If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

 8.6          Other Agreements.  If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000) or which could have a Material Adverse Effect;

8.7           Judgments.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

 8.8          Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document; or

 8.9         Guaranty.  If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.8 occur with respect to any guarantor or any guarantor dies or becomes subject to any criminal prosecution, or any circumstances arise causing Bank, in good faith, to become insecure as to the satisfaction of any of any guarantor’s obligations under the Guaranty Documents.

9.             Bank’s Rights and Remedies.

 9.1          Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

 (a)           Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

 (b)           Demand that Borrower  (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;

 (c)           Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

 (d)           Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

 (e)           Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral.  Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate.  Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

 (f)           Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(g)           Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

 (h)          Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

 (i)           Bank may credit bid and purchase at any public sale; and

 (j)           Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

 9.2          Power of Attorney.  Borrower irrevocably appoints Bank and its successors and assigns as Borrower's true and lawful attorney in fact, and authorizes Bank, at Borrower's sole expense, whether or not there has been an Event of Default and at any time the Minimum Cash Ratio is below 0.50 to 1.00, to (a) receive and open all mail addressed to Borrower for the purpose of collecting the Accounts; (b) endorse Borrower's name on any checks or other forms of payment on the Accounts; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Bank's interests in the Accounts and Collections; (e) to notify all account debtors with respect to the Accounts to pay Bank directly; (f) demand, collect, receive, sue, and give releases to any account debtor for the monies due or which may become due upon or with respect to the Accounts and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Accounts; and (g) do all acts and things necessary or expedient, in furtherance of any such purposes.  Furthermore, effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to:  (h) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (i) sell, assign, transfer, pledge, compromise, discharge or otherwise dispose the whole or any part of the Collateral; (j) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (k) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (l) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral.  The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

 9.3          Accounts Collection.  At any time that the Minimum Cash Ratio is below 0.50 to 1.00, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account.  Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

 9.4          Bank Expenses.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower:  (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent.  Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral.  Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5           Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for:  (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever.  All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

 9.6          Shares.  Borrower recognizes that Bank may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  Bank shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state securities laws, even if such issuer would agree to do so.  Upon the occurrence of an Event of Default which continues, Bank shall have the right to exercise all such rights as a secured party under the California Uniform Commercial Code as it, in its sole judgment, shall deem necessary or appropriate, including without limitation the right to liquidate the Shares and apply the proceeds thereof to reduce the Obligations.  Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to enforce Borrower’s rights against any Subsidiary, including the right to compel any Subsidiary to make payments or distributions owing to Borrower.

 9.7          Remedies Cumulative.  Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver.  No delay by Bank shall constitute a waiver, election, or acquiescence by it.  No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

 9.8          Demand; Protest.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.          Notices.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	MIVA, INC.
5220 Summerlin Commons Blvd., Suite 500
Fort Myers, FL 33907
Attn: John Pisaris
FAX: (239) 790-9556

with a copy to:	Baker & McKenzie LLP
One Prudential Plaza
130 East Randolph, Suite 3500
Chicago, Illinois 60601
Attn: Matthew C. Alshouse
FAX: (312) 698-2985

If to Bank:	Bridge Bank, National Association
55 Almaden Boulevard
San Jose, California 95113
Attn: Technology Division
FAX: (408) 282-1681

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.           CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.  Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California.  BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

If the jury waiver set forth in Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by judicial reference pursuant to Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for Santa Clara County.  This Section shall not restrict a party from exercising remedies under the Code or from exercising pre-judgment remedies under applicable law.

12.           General Provisions.

 12.1        Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion.  Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

 12.2        Indemnification.  Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against:  (a)  all obligations, demands, claims, losses, Bank Expenses and liabilities claimed or asserted by any other party in connection with the transactions contemplated in this Agreement (including without limitation reasonable attorneys' fees and expenses)except to the extent caused by Bank’s gross negligence or willful misconduct.

 12.3        Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

 12.4        Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

 12.5        Amendments in Writing, Integration.  Neither this Agreement nor the Loan Documents can be amended or terminated orally.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

 12.6        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7         Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower.  The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

 12.8        Confidentiality.  In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants and attorneys, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder.  Confidential information hereunder shall not include information that either:  (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

 12.9        Patriot Act.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.  WHAT THIS MEANS FOR YOU:  when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you.  We may also ask to see your driver’s license or other identifying documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MIVA, INC.

By:

Title:

By:

Title:

BRIDGE BANK, NATIONAL ASSOCIATION

By:

Title:

DEBTOR:	MIVA, INC.

SECURED PARTY:	BRIDGE BANK, NATIONAL ASSOCIATION

EXHIBIT A
COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)       all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including intellectual property, payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(a)       any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include any such property that (i) constitutes the capital stock of a controlled foreign corporation (as defined in the Internal Revenue Code) in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote, or (ii) consists of property financed by a third party permitted by clause (c) of the definition of “Permitted Liens” to the extent prohibited by the terms of such agreement, for so long as such prohibition remains in effect.

EXHIBIT B

ADVANCE REQUEST
(To be submitted no later than 2:00 PM to be considered for same day processing)

To:	Bridge Bank, National Association

Fax:	(408) 282-1681

Date:

From:	MIVA, INC.
Borrower’s Name

Authorized Signature

Authorized Signer’s Name (please print)

Phone Number

To Account #

Borrower hereby requests funding in the amount of $ ____________ in accordance with the Advance as defined in the Loan and Security Agreement dated November 7, 2008.

Borrower hereby authorizes Lender to rely on facsimile stamp signatures and treat them as authorized by Borrower for the purpose of requesting the above advance.

All representations and warranties of Borrower stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of this Advance Request; provided that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

Capitalized terms used herein and not otherwise defined have the meanings set forth in the Loan and Security Agreement.

EXHIBIT C-1

DOMESTIC ACCOUNTS - BORROWING BASE CERTIFICATE
BRIDGE BANK
55 Almaden Boulevard, San Jose, CA 95113

Company: MIVA, INC. DOMESTIC ACCOUNTS RECEIVABLE BORROWING BASE CALCULATION:					As of Date:
1.	Add: Accounts Receivable Aged Current to 30 Days				$0
2.	Add: Accounts Receivable Aged 31 to 60 Days				$0
3.	Add: Accounts Receivable Aged 61 to 90 Days				$0
4.	Add: Accounts Receivable Aged 91 Days and Over				$0

5.	GROSS ACCOUNTS RECEIVABLE					$0
6.	Less: Accounts Receivable Aged over	90	days		$0
7.	Less: U.S. Government Receivables (Net of > 90s)				$0
8.	Less: Foreign Receivables (Net of > 90s)				$0
9.	Less: Affiliate or Related Accounts Receivables (Net of > 90s)				$0
10.	Less: Account concentration in excess of	30%		$0	$0
	(Google Accounts in excess of 45%)
11.	Less: Cross Aging	35%			$0
12.	Less: Contra Accounts, Bill & Hold, Prebilled, Progress and Retention Accounts				$0
13.	Less: Over 90 day A/R credits				$0

14.	Add: Lines 6 through 13 - Total Ineligible Accounts				$0

15.	NET ELIGIBLE ACCOUNTS RECEIVABLE (#5 minus #14)					$0
16.	Account Receivable Advance Rate					80%

17.	ELIGIBLE ACCOUNTS (#15 multiplied by #16)					$0

18.	ACCOUNTS RECEIVABLE BORROWING BASE (#17 plus #18 from Exhibit C-2)					$0

19.	MAXIMUM AVAILABLE LINE OF CREDIT			$10,000,000

20a.	Less: Outstanding Loan Balance					$0
20b.	Less: Outstanding under Sublimits (Letters of Credit, F/X, and Cash Management)					$0

21.	AVAILABLE FOR DRAW/NEED TO PAY (lesser of #18 or #19 minus #20a/20b)					$0

If line #20 is a negative number, this amount must be remitted to the Bank immediately to bring loan balance into compliance. By signing this form you authorize the bank to deduct any advance amounts directly from the company’s checking account at Bridge Bank in the event there is an Overadvance.

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Bridge Bank, National Association.

Date:
By.	By:

Date:
Bank Reviewed:

EXHIBIT C-2

UK ACCOUNTS - BORROWING BASE CERTIFICATE
BRIDGE BANK
55 Almaden Boulevard, San Jose, CA 95113

Company: MIVA, INC. UK ACCOUNTS RECEIVABLE BORROWING BASE CALCULATION:					As of Date:
1..	Add: UK Accounts Receivable Aged Current to 30 Days				$0
2.	Add: UK Accounts Receivable Aged 31 to 60 Days				$0
3.	Add: UK Accounts Receivable Aged 61 to 90 Days				$0
4.	Add: UK Accounts Receivable Aged 91 Days and Over				$0

5.	GROSS ACCOUNTS RECEIVABLE					$0
6.	Less: UK Accounts Receivable Aged over	90	days		$0
7.	Less: U.S. Accounts Receivables (Net of > 90s)				$0
8.	Less: Affiliate or Related UK Accounts Receivables (Net of > 90s)				$0
9.	Less: UK Account concentrations in excess of	30%		$0	$0
10.	Less: UK Cross Aging	35%			$0
11.	Less: UK Contra Accounts, Bill & Hold, Prebilled, Progress and Retention Accounts				$0
12.	Less: Over 90 day UK A/R credits				$0

13.	Add: Lines 6 through 12 - Total Ineligible UK Accounts		-		$0

14.	NET ELIGIBLE UK ACCOUNTS RECEIVABLE					$0
15.	Account Receivable Advance Rate					65%

16.	AVAILABLE UK ACCOUNTS (#14 multiplied by #15)					$0
17.	MAXIMUM ALLOWABLE FOR UK ACCOUNTS				$3,500,000
18.	ELIGIBLE UK ACCOUNTS (the lesser of #15 or #16)					$0

19.	ACCOUNTS RECEIVABLE BORROWING BASE (#18 + #17 from Exhibit C-1)					$0

20.	MAXIMUM AVAILABLE LINE OF CREDIT			$10,000,000

21a.	Less: Outstanding Loan Balance					$0
21b.	Less: Outstanding under Sublimits (Letters of Credit, F/X, and Cash Management)					$0

22.	AVAILABLE FOR DRAW/NEED TO PAY (the lesser of #19 or #20 minus #21a/21b)					$0

If line #22 is a negative number, this amount must be remitted to the Bank immediately to bring loan balance into compliance. By signing this form you authorize the bank to deduct any advance amounts directly from the company’s checking account at Bridge Bank in the event there is an Overadvance.

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Bridge Bank, National Association.

Date:
By.	By:

Date:
Bank Reviewed:

EXHIBIT D
COMPLIANCE CERTIFICATE

TO:         BRIDGE BANK, NATIONAL ASSOCIATION
FROM:   MIVA, INC.

The undersigned authorized officer of MIVA, Inc. hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending _____________ with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Annual financial statements (CPA Audited)	FYE within 120 days	Yes	No
Monthly financial statements + Compliance	Monthly within 30 days	Yes	No
Certificate 10K and 10Q	(as applicable)	Yes	No
Annual operating budget, sales projections and operating plans approved by board of directors	Annually no later than 15 days prior to the beginning of each fiscal year	Yes	No
A/R & A/P Agings, Borrowing Base Certificate *	Monthly within 30 days *	Yes	No
A/R Audit	Initial and Annual	Yes	No
IP report	Quarterly w/in 30 days	Yes	No
Deposit balances with Bank	$ __________________
Deposit balance outside Bank	$ __________________

* to be delivered twice monthly (within 5 and 20 days) when Minimum Cash Ratio falls below 0.50 to 1.00

Financial Covenant	Required	Actual	Complies
Minimum Cash Ratio	0.50 to 1.00	______:1.00	N/A
Asset Coverage Ratio (measured monthly)	1.50 to 1.00	______:1.00	Yes	No
AEBITDA for quarter ending 3/31/09	Max. loss of $500,000	$ _________	Yes	No
Minimum AEBITDA for quarter ending 6/30/09 and thereafter	$1,000,000	$ _________	Yes	No

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by: ______________________________________________
Sincerely,	AUTHORIZED SIGNER

Date: ____________________________________________________
SIGNATURE

Verified: __________________________________________________
TITLE	AUTHORIZED SIGNER

Date: ____________________________________________________
SIGNATURE
	Compliance Status	Yes	No

TITLE

DATE